Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations is based on our 2005 audited consolidated financial statements included in the Company’s Annual Report on Form 10-K.

The pro forma condensed consolidated statement of operations for the year ended December 31, 2005 gives effect to the following transactions as if they occurred on January 1, 2005:

i.	the January 2005 acquisition (the “AHI Acquisition”) of American Household, Inc. and its subsidiaries (“AHI”) and the related financings, including the issuance of preferred stock;

ii.	the July 2005 acquisition of The Holmes Group, Inc. (the “THG Acquisition”) and the related financings

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of our results of operations or financial position had the events reflected herein actually been consummated at the assumed dates, nor is it necessarily indicative of our results of operations or financial position for any future period. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the Jarden consolidated financial statements including the related notes incorporated by reference herein and the AHI and THG consolidated financial statements including the related notes incorporated by reference or included in the Company’s Annual Report on Form 10-K.

The pro forma adjustments related to the purchase price allocations for the THG Acquisition are preliminary and are subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocations may have a significant impact on the unaudited pro forma condensed consolidated statement of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in millions, except per share data)

	Jarden As Reported	AHI (1)	AHI Acquisition Pro Forma Adjustments		THG (2)	THG Acquisition Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,189.0	$68.5	$—		$264.0	$—		$3,521.5
Costs and expenses:
Cost of sales	2,402.2	53.2	—		193.1	17.5	(j)	2,666.0
Selling, general and administrative expenses	571.8	22.9	(1.2)	(a)	78.5	(17.5)	(j)	651.6
			0.1	(b)		0.7	(k)
			(3.4)	(c)		(0.3)	(l)

Reorganization and acquisition related integration costs	29.0	0.1	—		—	—		29.1

Operating income (loss)	186.0	(7.7)	4.5		(7.6)	(0.4)		174.8
Loss on early extinguishment of debt	6.0	—	—		—	—		6.0
Other expense (income)	—	(1.1)	1.2	(a)	0.7	(0.7)	(k)	(1.1)
						(1.2)	(m)
Interest expense, net	84.4	1.0	(0.9)	(d)	13.9	(13.2)	(o)	97.8
			(0.9)	(e)		(0.7)	(p)
			2.9	(f)		11.3	(q)

Income (loss) before taxes	95.6	(7.6)	2.2		(22.2)	4.1		72.1
Income tax provision (benefit)	34.9	0.7	(2.7)	(h)	(5.3)	(1.2)	(h)	26.4

Income (loss) from continuing operations	60.7	(8.3)	4.9		(16.9)	5.3		45.7
Paid in kind dividends on preferred stock	(9.7)	—	1.1	(i)	—	—		(8.6)
Charges from beneficial conversion	(38.9)	—	—		—	—		(38.9)

Income available (loss allocable) to common stockholders	$12.1	$(8.3)	$6.0		$(16.9)	$5.3		$(1.8)

Earnings per share:
Basic	$0.23							$(0.03)
Diluted	$0.22							$(0.03)

Weighted average shares outstanding:
Basic	52.9					6.2	(r)	59.1
Diluted (3)	55.0							59.1

(1)	Reflects AHI’s operating results for the period 1/1/05 to 1/24/05. AHI’s results from 1/25/05 to 12/31/05 are included in the amounts for Jarden, as reported.
(2)	Reflects THG’s operating results for the period 1/1/05 to 7/18/05. THG’s results from 7/19/05 to 12/31/05 are included in the amounts for Jarden, as reported.
(3)	Due to the loss allocable to shareholders, the pro forma diluted weighted average shares outstanding is the same as basic weighted average shares outstanding.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Adjustment to reclassify AHI’s net foreign currency gains ($1.2 million) from other income/expenses to selling, general and administrative expenses for consistency with Jarden’s classification of such expenses.

(b)	Adjustment to reflect the annual compensation charge for the lapsing of restrictions on the restricted shares granted ($0.1 million) in connection with the AHI Acquisition; restrictions lapse over a two-year period.

(c)	Adjustment to reflect the elimination of AHI acquisition costs incurred and expensed by AHI and paid by the sellers of AHI at the closing of the AHI Acquisition.

(d)	Adjustment to eliminate interest expense related to Jarden’s debt repaid (via the issuance of new senior term debt in conjunction with the AHI Acquisition), including related interest rate swap activity for the pre-acquisition period in 2005.

(e)	Adjustment to eliminate AHI’s interest expense related to debt repaid in conjunction with the AHI Acquisition.

(f)	Adjustment to reflect the interest expense related to the new senior term debt and related interest rate swap agreements at an estimated annual effective interest rate of 5% for the pre-acquisition period during 2005. The effect of a 1/8% change in the variable interest rate would be $0.5 million per year.

(g)	(reference not used)

(h)	Adjustment to reflect an effective tax rate of 36.5% during the twelve months ended December 31, 2005 on the pre-tax results of the acquired businesses based on Jarden’s estimated effective tax rate for the period.

(i)	Adjustment to reflect the annual paid-in-kind dividend rate on the preferred stock based on the stated dividend rate of 3.5% per annum.

(j)	Adjustment to reclassify warehouse and outbound freight costs from to selling, general and administrative expenses to cost of sales for consistency with Jarden’s classification of such costs.

(k)	Adjustment to reclassify THG’s other expenses (foreign currency translation gain) to SG&A for consistency with Jarden’s classification.

(l)	Adjustment to reverse management fees paid to a former THG majority shareholder that will no longer continue as a result of the THG Acquisition.

(m)	Adjustment to reverse the write-off of unamortized discounts on THG’s pre-acquisition debt.

(n)	(reference not used)

(o)	Adjustment to eliminate: (1) THG’s interest expense ($13.1 million) related to debt repaid in conjunction with the THG Acquisition, including the impact from the interest rate cap; (2) the amortization of a note discount (approximately $59,000); and (3) amortization of the interest rate cap premium (approximately $20,000).

(p)	Adjustment to reflect the annual amortization ($0.2 million) of capitalized debt issuance costs related to senior debt issued in conjunction with the THG acquisition over life of debt (7 years) and the reversal of the existing amortization expense ($0.9 million) related to the THG debt issuance cost.

(q)	Adjustment to reflect the interest expense related to senior debt incurred in conjunction with the THG acquisition and related interest rate swap agreements at an estimated effective interest rate of 4.7%. The annualized effect of a 1/8% change in the variable interest rate would be $0.4 million per year.

(r)	Adjustment to reflect the issuance of 6,150,123 shares of common stock issued to the sellers to fund a portion of the consideration for the THG Acquisition.